EXHIBIT 1.1

                          STOCK EXCHANGE AGREEMENT


     THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is made and entered into effective as of this 31st day of March, 2005, by and between Federal Mortgage Corp of Puerto Rico, Inc., a Delaware corporation (the "Company"), and Pride Holdings, Inc.

                                 WITNESSETH:

     WHEREAS, the Company desires to issue 90,000,000 shares of its restricted common stock for 100% ownership of Pride Lending, Inc.; and

     WHEREAS, Pride Holdings, Inc. owns 100% of the outstanding common stock of Pride Lending, Inc. and desires to exchange 100% ownership of Pride Lending, Inc. for 90,000,000 (90% ownership) restricted common shares of Federal Mortgage Corp of Puerto Rico, Inc.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

     Effective March 31, 2005, the Company shall issue to Pride Holdings, Inc. 90,000,000 restricted common shares of the Company's common stock in exchange for 100% of the issued and outstanding common stock of Pride Lending, Inc.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

FEDERAL MORTGAGE CORP                     PRIDE HOLDINGS, INC.
OF PUERTO RICO, INC.
(THE "COMPANY")



By: /s/ Peter J. Porath                   Signed: /s/ Michael L. Schumacher
Its Vice President                        Its President